Exhibit 10.87

General Manager Service Contract

between Heinrich Gillet GmbH, Luitpoldstrafe 83, 67480 Edenkoben

and Mr. Josep Fornos (“General Manager”)

The shareholders of the Company intend to appoint Mr. Josep Fornos as general manager of the Company as of March 1, 2007. On this basis the Parties agree to on the following Service Contract:

1.	Position and Scope of Duties

1.1	As of March 1, 2007, Mr. Fornos shall be employed by the Company as General Manager (Geschäftsführer). He shall act as “Vice President & General Manager OE EC.”

1.2	The General manager shall represent the Company jointly with another General Manager of the Company or a holder of Prokura.

1.3	The shareholders may appoint additional General Managers, and they may assign to the General Manager further or other tasks or areas of responsibility and may determine the allocation of responsibilities with management.

1.4	The General Manager will perform his duties as general Manager by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, the Company’s Articles of Association, the general and specific directions and instructions given by the shareholders, and in accordance with law.

1.5	The General Manager shall report to the Executive Vice President & President International; currently Mr. Hari Nair. The shareholders may at any time change the reporting line.

1.6	The General Manager shall work whatever hours are required for business reasons. He is aware that his duties may require additional work and work on Saturdays, Sundays and public holidays. In any event he will, except if on business travel, be available at his place of work in Edenkoben. The General Manager is furthermore prepared to travel inside and outside Germany as the business requires, and he is aware that the Company may assign him further and different tasks.

2.	Other Activities

2.1	The General Manager will devote his full working time and ability to the Company’s business. Any other activity, be it for remuneration or not, including any part time work, is subject to the explicit prior written consent of the shareholders who may deny such consent if in their view such activity was not in the interest of the Company.

2.2	Scientific and literary activity is permitted, provided that the Company is informed prior to the publication, and that such activity does not adversely affect the working capacity of the General Manager, does not give rise to a divulging of confidential information, or is in any other way not in the interest of the Company.

2.3	During the term of this Service Contract the General Manager may not solicit or assist or facilitate the solicitation of any employee of the Company or any of its affiliates with the intention of causing them to render services to any other person or activity.

2.4	An indirect or direct participation in other undertakings requires the prior written consent of the shareholders, except that such participation concerns publicly traded companies, does not exceed five percent of the shares, and does not permit influence on the undertaking in any other way.

3.	Transactions subject to consent

3.1	The General Manager shall have signature authority for obligations in accordance with the rules and regulations of the Company.

3.2	The shareholders reserve the rights for set up a list of transactions subject to prior consent. The shareholders furthermore reserve the right to issue at any time directions of a general nature or for specific cases.

4.	Remuneration

4.1	The General Manager shall be entitled to an annual base salary in the amount of Euro 161.000 payable in 12 equal installments at the end of a calendar month. Furthermore, the Company shall pay half of the mandatory social security contributions including contributions to medical insurance according to German law. In case the General Manager opts for a private medical insurance instead of the state medical insurance, the Company will bear half of the contributions due up to a maximum of what would have to be paid by the Company to the state medical insurance for the General Manager’s personal medical insurance.

4.2	The annual base salary shall be reviewed annually, considering appropriately the financial and economic development of the Company and the General Manager’s personal performance. The decision whether or not to increase the base salary shall remain at the sole discretion of the shareholders.

4.3	With payment of the above-mentioned base salary all activities, which the General Manager performs under this Service Contract, shall be compensated. In particular, he shall not be entitled to any additional compensation for overtime work.

4.4	The General Manager shall participate in the Tenneco 2007 Executive Incentive Compensation Bonus Program (EICP). This EICP provides for a payment for the year 2007 of Euro 123.000 gross in case of one hundred per cent achievement of targets, will be paid pro rata temporis for 2007. The rules of the EICP shall apply, which inter alia provide for a discretion of the Board of Directors of Tenneco Automotive as regards the determination of the amount to be paid.

4.5	An assignment or pledge of the remuneration entitlement is excluded. In case that the General Manager upon culpable injury by a third person becomes unable to work, and the Company continues payment to him, the General Manager already now assigns his damage claim against a third party resulting from him having been injured to the Company up to the amount the Company pays him.

4.6	Insofar as the Company grants payments (bonus, ex gratia payments or other additional payments) over and above the above-agreed remuneration, such payments are made voluntarily. There will be no entitlement to them arising for the future, even if payments were made on several and consecutive occasions. Any voluntary payment has as precondition that the service relationship is not terminated prior to or on the date of payment and that it is not suspended.

5.	Other Benefits

5.1	Travel expenses and other necessary expenses reasonably incurred by the General Manager in the furtherance of the Company’s business will be reimbursed in accordance with the guidelines of the Company and within the framework of the principles of German tax law.

5.2	The Company will provide the General Manager with a company car for business and private use (BMW 7 series or comparable). The determination of the type of car shall be at the full discretion of the Company; the “Tenneco Automotive Europe company car policy” as amended from time to time shall apply. The General Manager will maintain the car in good condition and will arrange for regular maintenance. The costs for maintenance and use of the car will be borne by the Company. The value of the private use per month as determined by German tax regulations for the particular type of car constitutes additional compensation, the wage withholding tax for which will be borne by the General Manager. In case of his suspension/release from work the General Manager will return the car at any time upon request of the Company; he shall have no right of retention.

6.	Inability to Perform Duties

6.1	In case the General Manager is unable to perform his duties under this Service Contract he will inform the Company immediately about it, its assumed duration and its reason. In case the inability to work is due to health reasons, the General Manager will provide the Company with a medical certificate after three days following the beginning of the illness at the latest, indicating the inability to work and its assumed duration.

6.2

In case his inability to perform his duties for reasons of illness, the General Manager shall continue to receive his base salary for the time of such inability, but not for longer than 12 months, in deduction of Krankengeld. In case of death of the General Manager his widow will receive the base salary for the month in which the death occurred as well as for the following three months. In case there is no wife, the base salary shall be due jointly to all children who at the date of the death have not yet attained their 25th birthday. Should such children not exist, the base salary payment shall cease with the date of death of the General Manager.

7.	Vacation

7.1	The General Manager shall be entitled to an annual vacation of 30 working days excluding Saturdays.

7.2	The time of vacation shall be determined in agreement with the shareholders, and the other General Managers, if any, thereby taking into consideration the personal wishes of the General Manager and the interests of the Company.

7.3	Holiday entitlement shall accrue month by month evenly through the calendar year. Holidays not taken in any calendar year may only be carried forward to the next calendar year with the approval of the Company or if they could not be taken in the preceding year due to the business of the Company requiring the presence of the General Manager. Holidays carried forward must be taken until March 31 of this calendar year.

8.	Secrecy, Data Protection.

8.1	The General Manager shall not disclose to any third party, or use for personal gain, any confidential technical or other business information which has been entrusted to him, or which has otherwise become known to the General Manager and which relates to the Company or to any of its affiliated companies. In particular, no information may be disclosed concerning the organization of the business, the relation with customers and suppliers and the Company’s know-how. This obligation shall not expire upon termination of this Service Contract but shall continue to remain in force thereafter.

8.2	Business records of any kind, including private notes concerning Company affairs and activities, shall be carefully kept and shall be used only for business purposes. No copies or extract or duplicates of drawings, calculations, statistics and the like nor of any other business records or documents may be copied or extracted for purposes other than for the Company’s business.

8.3	Upon termination of this Service Contract, or upon suspension/release from work, the General Manager shall return all business records and copies thereof, regardless of the data carrier; he shall have no right of retention.

8.4	According to Section 5 of the Federal Statute on Data Protection (Bundesdatenschutzgesetz) and respective other corresponding provisions on data protection the General Manager shall not process personal data of employees or third parties for any other purpose than required in the ordinary fulfillment of business duties and shall not make such personal data available to other parties, nor publish or use them in any other way. The General Manager agrees, however, that his personal data be processed by the Company and its affiliates.

9.	Inventions

9.1	All rights pertaining to inventions, whether patentable or not, and to proposals for technical improvements made and to computer software developed by the General Manager (hereinafter jointly called “Inventions”) during the term of this Service Contract shall be deemed acquired by the Company without paying extra compensation therefore. The General Manager shall inform the Company or a person designated by the Company of any Inventions immediately in writing and shall assist the Company in acquiring patent or other industrial property rights, if the Company so desires.

Any and all writings or other copyrightable material produced by the General Manager in the course of his services reasonably relating to the actual or potential business of the Company or one of its affiliates shall be the sole property of the Company or such affiliate, and the Company or one of its affiliates shall have the exclusive right to copyright such writings or other materials in any country. The same shall apply to any and all significant ideas, works of authorship, formulae, devices, improvements, methods, processes, or discoveries that are related to the Company or one of its affiliates (hereinafter referred to as “Improvements”) and which the General Manager conceives, makes up, develops, or works on in the course of his services under this Contract shall be the sole property of the Company or one of its affiliates, respectively. The General Manager shall execute any additional documents required to protect the right, title and interest of the Company or one of its affiliates in the Improvement.

9.2	Subsection 9.1 above shall apply to any Inventions, Improvements or other industrial or intellectual property rights, no matter whether they are related to the business of the Company, are based on experience and Know-how of the Company, emanate from such duties of activities as are to be performed by the General Manager within the Company, or materialize during or outside normal business hours of the Company.

9.3	The Company’s exclusive and unlimited rights to Inventions, Improvements or other industrial or intellectual property acquired hereunder shall in no way be affected by any amendments to or the termination of this Service Contract. Should the General Manager by law be entitled to any compensation payment for such intellectual property rights which—as agreed above—solely pertain to the Company or one of its affiliates it is agreed that such payment is covered by the salary and that the General Manager shall have no further claims against the Company or its affiliates.

10.	Term of Service and Notice, Change in Control

10.1	This Service Contract is entered into for an indefinite period. It shall, however, end without the need to give notice not later than the expiry of the month during which the General Manager attains the age of 65, or the month during which the General Manager is entitled to receive state old age pension or pension for inability to work, whichever occurs first. Should the legal requirements for the retirement age change these then apply. The Company is entitled to terminate this contract by giving 24 months, the General Manager by giving 6 months, prior notice effective to the end of any calendar month. In case the Company is obliged to observe an extended notice period, such an extension shall also apply for the General Manager.

10.2	In case this Contract has been terminated, the Company is entitled to suspend and relieve the General Manager from work at any time. In such case the Company shall continue to pay the contractual remuneration to the General Manager. Any holidays not yet taken shall be set off against the time period during which the General Manager is suspended/relieved from work. Any suspension period shall not count for calculating a possible bonus or payment exceeding his gross base salary.

10.3	Notice of extraordinary termination, effective immediately, may be given for compelling reasons. Such reasons shall specifically be deemed to exist in case the General Manager violates Articles 2, 3 and 8 of this Service Contract. The right of both Parties to terminate extraordinarily for other reasons remains unaffected.

10.4	Notice of termination must be given in writing. A revocation of appointment as General Manager shall at the same time be deemed as termination of this Contract with notice period, provided that no termination for cause is made.

10.5	In case of a change in control due to which the majority of the shareholders entitled to vote lies permanently with one or several natural or legal persons who do not belong to the Tenneco Automotive group of companies or an affiliated company, both parties may terminate this Service Contract with a notice period of 3 months. In case of a termination for this reason the General Manager shall receive a severance payment in the amount of twice the aggregate of his gross base salary as last received and the annual target bonus in accordance with the then applicable EICP.

11.	Forfeiture Clause

11.1	All mutual claims arising out of the Service Contract and such claims which are related to the Service Contract, shall lapse if they are not asserted against the other party to the contract in writing within two months after the due date.

11.2	If the other party rejects the claim in writing or if a written response is not given within two weeks after the assertion of the claim, the claim shall lapse if it is not asserted before the courts within two months after receipt of the rejection or after expiry of the two-week period.

12.	Final Provisions

12.1	This Service Contract and the Letter of Understanding from March 12, 2007 represents the entire agreement and understanding of the parties. It supersedes and replaces all other previous contracts of employment as issued by the Company or its affiliates. There is no previous employment counting as continuous with the service under this Contract.

12.2	Any amendments of or additions to this Service Contract shall be made in writing in order to be effective. This also applies for the cancellation of the need for writing in order to be effective.

12.3	If one of the provisions of this Service Contract is held to be invalid, the remaining provisions shall remain valid, and the invalid provision shall be replaced by such valid one which shall have the closest admissible economic effect. The same shall apply in the event that the Contract is found to be incomplete.

12.4	In the event of disputes in connection with this Service Contract the place of jurisdiction shall be the corporate seat of the Company.

12.5	This Service Contract shall be governed and construed in accordance with the laws of the Federal Republic of Germany.

12.6	In case of doubt the German version of this Contract shall prevail.

12.7	The General Manager has received an executed copy of this contract.

Edenkoben, March 1, 2007

/s/ Josep Fornos

Geschäftsführer/General Manager

Edenkoben, March 1, 2007

/s/ HR Edenkoben